    As filed with the Securities and Exchange Commission on February 3, 1998
                                               Registration No. 333-
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       EQUITY RESIDENTIAL PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)

            Maryland                                       13-3675988
 (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                      Identification No.)

                      Two North Riverside Plaza, Suite 400
                             Chicago, Illinois 60606
                                 (312) 474-1300

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Douglas Crocker II
                      President and Chief Executive Officer
                      Two North Riverside Plaza, Suite 400
                             Chicago, Illinois 60606
                                 (312) 474-1300

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for Service)

                                   Copies to:

                            Ruth Pinkham Haring, Esq.
                            William C. Hermann, Esq.
                          Rosenberg & Liebentritt, P.C.
                      Two North Riverside Plaza, Suite 1600
                             Chicago, Illinois 60606

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement and from time to time as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to distribution or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                  Proposed Maximum     Proposed Maximum
               Title of Each                     Amount to be    Aggregate Price Per  Aggregate Offering         Amount of
          Class of Securities(1)               Registered(2)(3)      Security            Price(2)(4)        Registration Fee(5)
--------------------------------------------------------------------------------------------------------------------------------

Preferred Shares of
  Beneficial Interest(6)...................
Common Shares of Beneficial Interest,
  $.01 par value(7)........................    $1,000,000,000          (9)              $1,000,000,000           $295,000
Depositary Shares, representing
  Preferred Shares(8)......................
================================================================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

(Footnotes from previous page)

(1) This Registration Statement also covers delayed delivery contracts which may be issued by the Registrant under which the counterparty may be required to purchase Preferred Shares, Common Shares or Depositary Shares. Such contracts may be issued together with the specific Securities to which they relate. In addition, Securities registered hereunder may be sold separately, together or as units with other Securities registered hereunder.

(2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).

(3) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement relates also to $272,377,452 aggregate amount of Preferred Shares, Common Shares and Depositary Shares registered on Form S-3 Registration No. 333-32183.

(4) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Common Shares that are issued upon conversion of Preferred Shares or Depositary Shares registered hereunder. The aggregate maximum offering price of all Securities issued pursuant to this Registration Statement will not exceed $1,000,000,000.

(5) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(6) Such indeterminate number of Preferred Shares as may from time to time be issued at indeterminate prices.

(7) Such indeterminate number of Common Shares as may from time to time be issued at indeterminate prices or issuable upon conversion of Preferred Shares or Depositary Shares registered hereunder.

(8) To be represented by Depositary Receipts representing an interest in all or a specified portion of a Preferred Share.

(9) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED FEBRUARY 3, 1998

PROSPECTUS

                       EQUITY RESIDENTIAL PROPERTIES TRUST

                                 $1,272,377,452

              PREFERRED SHARES, COMMON SHARES AND DEPOSITARY SHARES

     Equity Residential Properties Trust (the "Company") may from time to time offer (i) in one or more series its preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"); (ii) common shares of beneficial interest, $.01 par value per share ("Common Shares"); and (iii) in one or more series its Preferred Shares represented by depositary shares (the "Depositary Shares"), with an aggregate public offering price of up to $1,272,377,452 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Preferred Shares, Common Shares and Depositary Shares (collectively, the "Securities") may be offered, separately or together, in separate series (with respect to Preferred Shares and Depositary Shares) in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Shares, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Shares, any initial public offering price; and (iii) in the case of Depositary Shares, the fractional Preferred Shares represented by each Depositary Share. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to assist in maintaining the status of the Company as a real estate investment trust (a "REIT") for federal income tax purposes.

     The applicable Prospectus Supplement also will contain information, where applicable, about the material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement, not contained in this Prospectus.

     The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

           SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SECURITIES.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.






                THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 1998.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus and the documents incorporated by reference herein and any accompanying Prospectus Supplement, including those set forth in "Risk Factors" and "Use of Proceeds" herein, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forwarding-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions which will, among other things, affect demand for multifamily properties, availability and credit worthiness of prospective tenants, lease rents and the availability of financing, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition, governmental actions and initiatives, and environmental/safety requirements. See "Risk Factors."

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Common Shares and certain of the Company's cumulative redeemable preferred shares of beneficial interest are listed on the New York Stock Exchange (the Common Shares are listed under the symbol "EQR") and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission or from the Commission's Web site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

     a. The Company's Annual Report on Form 10-K, as amended by Form 10-K/A, filed on April 3, 1997, for the year ended December 31, 1996.

     b. The Company's Second Amended and Restated Declaration of Trust (the "Declaration of Trust") filed as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997, filed on June 5, 1997, as amended or supplemented from time to time.

     c. The Company's Second Amended and Restated Bylaws (the "Bylaws"), filed as Exhibit 3.2 to the Company's Current Report on Form 8-K, dated May 30, 1997, filed on June 5, 1997.

     d    The Company's Joint Proxy Statement/Prospectus dated April 25, 1997.

     e. The Company's definitive Proxy Statement relating to the Company's Annual Meeting of Shareholders dated June 17, 1997.

     f.   The Company's Joint Proxy Statement/Prospectus dated November 24,
          1997.

     g. The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A/A dated August 10, 1993.

     h. The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997.

     i. The Company's Current Reports on Form 8-K dated May 23, 1996, November 15, 1996, January 16, 1997, March 12, 1997, March 17, 1997, March 19,
          1997, March 20, 1997, March 24, 1997, May 16, 1997, May 20, 1997, May
          30, 1997 (2), June 10, 1997, June 23, 1997, August 15, 1997, August
          27, 1997, September 10, 1997, September 11, 1997, September 17, 1997,
          September 18, 1997, October 9, 1997, December 23, 1997 and January 21, 1998, and the Company's Current Reports on Form 8-K/A dated May 23, 1996, November 15, 1996 and October 9, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in the Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any applicable Prospectus Supplement relating to a specific offering of Securities, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to Equity Residential Properties Trust, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention: Cynthia McHugh (telephone number:
(312) 474-1300).

     As used herein, the term "Company" includes Equity Residential Properties Trust and those entities owned or controlled by it (collectively, the "Subsidiaries"), as the survivor of the mergers between Equity Residential Properties Trust ("EQR") and each of Wellsford Residential Property Trust ("Wellsford") and Evans Withycombe Residential, Inc. ("EWR") and each of EQR, Wellsford and EWR as predecessors to the Company, unless the context indicates otherwise.

                                   THE COMPANY

GENERAL

     Equity Residential Properties Trust, one of the largest publicly traded REITs (based on the aggregate market value of its outstanding equity capitalization), is a self-administered and self-managed equity REIT. EQR was organized in March 1993 and commenced operations as a publicly traded company on August 18, 1993 upon completion of its initial public offering (the "EQR IPO"). EQR was formed to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Samuel Zell, Chairman of the Board of Trustees of the Company. These entities had been engaged in the acquisition, ownership and operation of multifamily properties since 1969. In May 1997, EQR completed the acquisition of the multifamily property business of Wellsford through the tax free merger of EQR and Wellsford. In December 1997, EQR completed the acquisition of the multifamily property business of EWR through the tax free merger of EWR and the Company. The Company's senior executives average over 24 years of experience in the multifamily property business.

     The Company is the largest publicly traded REIT owner of multifamily properties (based on the number of apartment units owned and total revenues earned). All of the Company's interests in its multifamily properties (the "Properties") are held or controlled directly or indirectly by, and substantially all of its operations relating to the Properties are conducted through, ERP Operating Limited Partnership (the "Operating Partnership"). The Operating Partnership currently has eight classes of limited partnership interests outstanding: (i) partnership interests ("OP Units"), which may be exchanged by the holders thereof for either Common Shares on a one-for-one basis or, at the Company's option, cash; (ii) 9 3/8% Series A Cumulative Redeemable Preference Units ("9 3/8% Series A Preference Units"); (iii) 9 1/8% Series B Cumulative Redeemable Preference Units ("9 1/8% Series B Preference Units");
(iv) 9 1/8% Series C Cumulative Redeemable Preference Units ("9 1/8% Series C Preference Units"); (v) 8.60% Series D Cumulative Redeemable Preference Units ("8.60% Series D Preference Units"); (vi) Series E Cumulative Convertible Preference Units ("Series E Preference Units"), (vii) 9.65% Series F Cumulative Redeemable Preference Units ("9.65% Series F Preference Units") and (viii) 7 1/4% Series G Convertible Cumulative Preference Units ("7 1/4% Series G Preference Units"). The 9 3/8% Series A Preference Units, the 9 1/8% Series B Preference Units, the 9 1/8% Series C Preference Units, the 8.60% Series D Preference Units, the Series E Preference Units, the 9.65% Series F Preference Units and the 7 1/4% Series G Preference Units are owned by the Company and mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidating preference amount of the Company's 9 3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series A Preferred Shares"), the Company's 9 1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series B Preferred Shares"), the Company's 9 1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 per value per share (the "Series C Preferred Shares"), the Company's 8.60% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series D Preferred Shares"), the Company's Series E Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series E Preferred Shares"), the Company's 9.65% Series F Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series F Preferred Shares"), and the Company's 7 1/4% Series G Convertible Cumulative Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series G Preferred Shares" and, collectively with the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares and the Series F Preferred Shares, the "Outstanding Preferred Shares"), respectively. The Company controls the Operating Partnership as the sole general partner and, as of January 28, 1998 owned approximately 91% of all of the Operating Partnership's outstanding partnership interests, excluding the 9 3/8% Series A Preference Units, the 9 1/8% Series B Preference Units, the 9 1/8% Series C Preference Units, the 8.60% Series D Preference Units, the Series E Preference Units, the 9.65% Series F Preference Units and the 7 1/4% Series G Preference Units. It is the Company's policy that Equity Residential Properties Trust shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership and its subsidiaries.

     The Company's corporate headquarters and executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and its telephone number is (312) 474-1300. In addition, the Company has 24 management offices in the following cities: Chicago, Illinois; Denver, Colorado; Seattle, Washington; Bethesda, Maryland; Atlanta, Georgia; Las Vegas, Nevada; Phoenix, Arizona;

Portland, Oregon; Dallas, Houston and San Antonio, Texas; Irvine and Stockton, California; Ypsilanti, Michigan; Charlotte and Raleigh, North Carolina; Tampa and Ft. Lauderdale, Florida; Kansas City, Kansas; Minneapolis, Minnesota; Louisville, Kentucky; Tulsa, Oklahoma; Boston, Massachusetts; and Nashville, Tennessee.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below prior to making an investment decision regarding the Securities offered hereby.

ADVERSE CONSEQUENCES OF DEBT FINANCING AND PREFERRED SHARES

     General Risks. As of December 31, 1997, the Properties were subject to approximately $1.6 billion of mortgage indebtedness and the Company's total debt equaled approximately $2.9 billion, $912.8 million of which was floating rate debt. In addition, from June 1995 through October 1997, the Company issued the Outstanding Preferred Shares pursuant to preferred share and depositary share offerings. The Company used the proceeds from the Preferred Share Offerings to repay indebtedness and to acquire additional Properties. The Company is subject to the risks normally associated with debt or preferred equity financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness may not be refinanced or that the terms of such refinancing will not be as favorable as the terms of current indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements may not be financed on favorable terms or at all. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of the Properties on disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for distributions to shareholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, the Company's interest expense would increase, which would affect the Company's ability to make distributions to its shareholders. Furthermore, if a Property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the Property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the REIT distribution requirements of the Internal Revenue Code of 1986, as amended (the "Code").

     Restrictions on the Company's Activities. A substantial portion of the Company's debt was issued pursuant to certain indentures (the "Indentures") which restrict the amount of indebtedness (including acquisition financing) the Company may incur. Accordingly, in the event that the Company is unable to raise additional equity or borrow money because of the debt restrictions in the Indentures, the Company's ability to acquire additional properties may be limited. If the Company is unable to acquire additional properties, its ability to increase the distributions with respect to Common Shares, as it has done in the past, will be limited to management's ability to increase funds from operations, and thereby cash available for distributions, from the existing Properties in the Company's portfolio at such time.

     Bond Compliance Requirements. Certain of the Company's Properties are subject to restrictive covenants or deed restrictions relating to current or previous tax-exempt bond financing and owns the bonds collateralized by several additional Properties. The Company has retained an independent outside consultant to monitor compliance with the restrictive covenants and deed restrictions that affect these Properties. The bond compliance requirements may have the effect of limiting the Company's income from certain of these Properties if the Company is required to lower its rental rates to attract low or moderate income tenants, or eligible/qualified tenants.

CONTROL AND INFLUENCE BY SIGNIFICANT SHAREHOLDERS

     As of January 29, 1998, Mr. Zell, certain of the current holders (the "Zell Holders") of certain OP Units ("Original OP Units") issued at the time of the EQR IPO to certain affiliates of Mr. Zell which contributed 33 of the Properties at the time of the EQR IPO (the "Zell Original Owners"), Equity Properties Management Corp. ("EPMC") and other affiliates of Mr. Zell owned in the aggregate approximately 4.5% of the Common Shares (assuming that all of the partnership interests in the Operating Partnership are exchanged for Common Shares), and certain entities controlled by Starwood Capital Partners L.P. ("Starwood") and its affiliates which contributed 23 of the Properties at the time of the EQR IPO (the "Starwood Original Owners") owned in the aggregate approximately 1.8% of the Common Shares (assuming that all of the OP Units are exchanged for Common Shares). The Starwood Original Owners, together with the Zell Original Owners, shall be referred to collectively as the "Original Owners." As of January 28, 1998, the Company had options outstanding to purchase approximately 5.6 million Common Shares (plus an additional 300,000 options to purchase Common Shares which have been authorized by the Company for issuance subject to shareholder approval) which it has granted to certain officers, employees and trustees of the Company and consultants to the Company, some of whom are affiliated with Mr. Zell, representing in the aggregate approximately 5.4% of the Common Shares outstanding (assuming that all such options are exercised for Common Shares and all of the outstanding OP Units are exchanged for Common Shares). Further, the consent of affiliates of Mr. Zell who are Zell Holders and of the Starwood Original Owners is required for certain amendments to the Operating Partnership's Fourth Amended and Restated ERP Operating Limited Partnership Agreement of Limited Partnership (the "Partnership Agreement"). Accordingly, Mr. Zell and the Starwood Original Owners may continue to have substantial influence over the Company, which influence might not be consistent with the interests of other shareholders, and on the outcome of any matters submitted to the Company's shareholders for approval. In addition, although there is no current agreement, understanding or arrangement for these shareholders to act together on any matter, these shareholders would be in a position to exercise significant influence over the affairs of the Company if they were to act together in the future.

POTENTIAL ENVIRONMENTAL LIABILITY AFFECTING THE COMPANY

     Under various federal, state and local environmental laws, ordinances and regulations, an owner of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure properly to remediate such substances, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company or the Subsidiaries, as the case may be, may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as for certain other related costs, including governmental fines and injuries to persons and property.

     All of the Properties have been the subject of a Phase I, and in certain cases a supplemental, environmental assessment completed by qualified independent environmental consultant companies. The most recent environmental assessments for each of the Properties were conducted within the last five years. Environmental assessments were obtained prior to the acquisition by the Company of each of the Properties. These environmental assessments have not revealed, nor is the Company aware of, any environmental liability that the Company's management believes would have a material adverse effect on the Company's business, results of operations, financial condition or liquidity.

     No assurance can be given that existing environmental assessments with respect to any of the Properties reveal all environmental liabilities, that any prior owner of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist as to any one or more Properties.

GENERAL REAL ESTATE INVESTMENT CONSIDERATIONS; CHANGES IN LAWS

     General. Real property investments are subject to varying degrees of risk and are relatively illiquid. Income from real property investments and the Company's resulting ability to make expected distributions to shareholders may be adversely affected by the general economic climate, local conditions such as oversupply of apartment units or a reduction in demand for apartment units in the area, the attractiveness of the Properties to tenants, zoning or other regulatory restrictions, the ability of the Company to provide adequate maintenance and insurance, and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or the Company were unable to rent apartment units on favorable terms. If the Company were unable to promptly relet units or renew the leases for a significant number of apartment units, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's funds from operations and ability to make expected distributions to shareholders may be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

     Changes in Laws. Increases in real estate taxes, income taxes and service or other taxes generally are not passed through to tenants under existing leases and may adversely affect the Company's funds from operations and its ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Company's funds from operations and its ability to make distributions to shareholders.

OWNERSHIP LIMIT AND LIMITS ON CHANGES IN CONTROL

     5% Ownership Limit; Inapplicability to Mr. Zell and Others. In order to maintain its qualification as a REIT under the Code, not more than 50% of the value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Certain beneficial owners of the Zell Holders (i.e., beneficiaries of trusts established for the benefit of Mr. Zell and his family and trusts established for the benefit of the family of Mr. Robert Lurie, a deceased partner of Mr. Zell (the "Lurie Family Trusts")), EPMC, the Starwood Original Owners and Mr. Henry H. Goldberg, a Trustee of the Company (through their potential ownership of Common Shares) together constitute five individuals for purposes of this test and, under the Internal Revenue Service's (the "Service") rules applicable to determining percentages of ownership, will be deemed to own approximately 4.9% of the value of the outstanding shares of beneficial interest of the Company. Due to such concentration of ownership of the Company, ownership of more than 5% of the lesser of the number or value of the outstanding shares of beneficial interest of the Company by any single shareholder has been restricted, with certain exceptions, for the purpose of maintaining the Company's qualification as a REIT under the Code. Such restrictions in the Company's Declaration of Trust do not apply to the ownership of the 5,504,860 Common Shares subject to acquisition by the holders of Original OP Units and EPMC through the exchange of Original OP Units. Additionally, the Company's Declaration of Trust allows certain transfers of such Common Shares without the transferees being subject to the 5% ownership limit, provided such transfers do not result in an increased concentration in the ownership of the Company. The Company's Board of Trustees, upon receipt of a ruling from the Service, an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may direct, may also exempt a proposed transferee from this restriction. See "Description of Shares of Beneficial Interest--Common Shares--Restrictions on Transfer."

     The 5% ownership limit, as well as the ability of the Company to issue additional Common Shares or other shares of beneficial interest (which may have rights and preferences senior to the Common Shares), may discourage a change of control of the Company and may also (i) deter tender offers for the Common Shares, which offers may be advantageous to shareholders, and (ii) limit the opportunity for shareholders to receive a premium for their Common Shares that might otherwise exist if an investor were attempting to assemble a block of Common Shares in excess of 5% of the outstanding shares of beneficial interest of the Company or otherwise effect a change of control of the Company.

     Possible Adverse Consequences of Ownership Limit. To maintain its qualification as a REIT for federal income tax purposes, not more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code, to include certain entities). See "Federal Income Tax Considerations--Taxation of the Company--Share Ownership Test." Certain beneficial owners of the Zell Holders (i.e., beneficiaries of trusts established for benefit of Mr. Zell and his family and the family of Mr. Robert Lurie, a deceased partner of Mr. Zell) and EPMC, together with the Starwood Original Owners and Mr. Goldberg (through their potential ownership of Common Shares) together constitute five individuals for purposes of this test and, under the Service's rules applicable to determining percentages of ownership, are deemed to own approximately 4.9% of the value of the outstanding shares of beneficial interest of the Company. To facilitate maintenance of its qualification as a REIT for federal income tax purposes, the Company generally will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 5% of the issued and outstanding Common Shares and generally will prohibit ownership, directly or by virtue of the attribution provisions of the Code, by any single shareholder of more than 5% of the issued and outstanding shares of any class or series of the Company's Preferred Shares (collectively, the "Ownership Limit"). The Board of Trustees may, in its reasonable discretion, waive or modify the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon information required to be provided by the party seeking the waiver, that ownership in excess of this limit will not cause a person who is an individual to be treated as owning Common Shares or Preferred Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize the Company's status as a REIT for federal income tax purposes. The Company's Declaration of Trust also exempts from the Ownership Limit certain of the beneficial owners of the Original Owners and EPMC, who would exceed the Ownership Limit as a result of the exchange of the OP Units for Common Shares, which OP Units were received by them at the time of the formation of EQR. Absent any such exemption or waiver, Common Shares or Preferred Shares acquired or held in violation of the Ownership Limit will be transferred to a trust for the benefit of a designated charitable beneficiary, with the person who acquired such Common Shares and/or Preferred Shares in violation of the Ownership Limit not entitled to receive any distributions thereon, to vote such Common Shares or Preferred Shares, or to receive any proceeds from the subsequent sale thereof in excess of the lesser of the price paid therefore or the amount realized from such sale. A transfer of Common Shares and/or Preferred Shares to a person who, as a result of the transfer, violates the Ownership Limit may be void under certain circumstances. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer." The Ownership Limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the shareholder's ability to realize a premium over the then-prevailing market price for the Common Shares in connection with such transaction.

     Staggered Board. The Board of Trustees of the Company has been divided into three classes of trustees. As the term of each class expires, trustees for that class will be elected for a three-year term and the trustees in the other two classes will continue in office. The staggered terms for trustees may impede the shareholders' ability to change control of the Company even if a change in control were in the shareholders' interest.

     Preferred Shares. The Company's Declaration of Trust authorizes the Board of Trustees to issue up to 100,000,000 preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"), and to establish the preferences and rights (including the right to vote and the right to convert into Common Shares) of any Preferred Shares issued. The power to issue Preferred Shares could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. As of January 29, 1998, 15,343,500 Preferred Shares were issued and outstanding.

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     Taxation as a Corporation. The Company believes that it has qualified and will continue to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1992. However, no assurance can be given that the Company was organized and has been operated and will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the years involved. In addition, distributions to shareholders would no longer be required to be made. See "Federal Income Tax Considerations."

     Other Tax Liabilities. Even if the Company qualifies as a REIT, it will be subject to certain federal, state and local taxes on its income and property. See "Federal Income Tax Considerations--Other Tax Considerations--State and Local Taxes." In addition, the Company's management operations, which are conducted through Equity Residential Properties Management Limited Partnership and Equity Residential Properties Management Limited Partnership II (collectively, the "Management Partnerships") generally will be subject to federal income tax at regular corporate rates. See "Federal Income Tax Considerations--Other Tax Considerations."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of its executive officers. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Company. None of these officers has entered into employment agreements with the Company.

DISTRIBUTION REQUIREMENTS POTENTIALLY INCREASING INDEBTEDNESS OF THE COMPANY

     The Company may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest and rent earned but not yet received. In such event, or upon the repayment by the Company or its Subsidiaries of principal on debt, the Company could have taxable income without sufficient cash to enable the Company to meet the distribution requirements of a REIT. Accordingly, the Company could be required to borrow funds or liquidate investments on adverse terms in order to meet such distribution requirements. See "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements."

EXEMPTIONS FOR MR. ZELL AND OTHERS FROM MARYLAND BUSINESS COMBINATION LAW WHICH TEND TO INHIBIT TAKEOVERS

     Under the Maryland General Corporation Law, as amended ("MGCL"), certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the trust's shares of beneficial interest or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the trust's shares of beneficial interest (an "Interested Shareholder"), or an affiliate of such Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, (unless, among other conditions, the holders of the common shares of the trust receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares. As permitted by the MGCL, the Company has exempted any business combination involving Mr. Zell, the Zell Original Owners, EPMC and their respective affiliates and associates, present or future, or any other person acting in concert or as a group with any of the foregoing persons and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to a business combination between any of them and the Company. As a result, Mr. Zell, the Zell Original Owners, EPMC, any present or future affiliate or associate of theirs or any other person acting in concert or as a group with any of the foregoing persons may be able to enter into business combinations with the Company, which may not be in the best interest of the shareholders, without compliance by the Company with the super-majority vote requirements and other provisions of the MGCL.

                                 USE OF PROCEEDS

     Unless otherwise indicated in the accompanying Prospectus Supplement, the Company will contribute or otherwise transfer the net proceeds of any sale of Securities to the Operating Partnership in exchange for additional partnership interests in the Operating Partnership, the economic terms of which will be substantially identical to the Securities sold. The Operating Partnership will use such net proceeds for general business purposes including, without limitation, the repayment of certain outstanding debt and the acquisition of multifamily properties.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The summary of the terms of the shares of beneficial interest of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust, as amended and/or restated from time to time, and the Bylaws, as amended and/or restated from time to time, of the Company, each of which is incorporated herein by reference.

     The Declaration of Trust of the Company provides that the Company may issue up to 300,000,000 shares of beneficial interest, consisting of 200,000,000 Common Shares and 100,000,000 Preferred Shares. As of January 29, 1998, 93,396,665 Common Shares and 15,343,500 Preferred Shares were issued and outstanding. In addition, as of January 29, 1998, 9,592,090 Common Shares were issuable upon exchange of OP Units currently held by the Zell Holders, the Starwood Original Owners, EPMC and holders who were issued OP Units in exchange for the contribution of certain of the Properties to the Operating Partnership subsequent to the EQR IPO. The OP Units are exchangeable on a one-for-one basis for Common Shares or, at the Company's option, cash.

     Both the Maryland REIT law and the Company's Declaration of Trust provide that no shareholder of the Company will be liable for any debt or obligation of the Company solely as a result of his status as a shareholder of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder and that the Company shall reimburse each shareholder for all reasonable expenses incurred by him in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

PREFERRED SHARES

     The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate.

     The Board of Trustees is empowered by the Company's Declaration of Trust to designate and issue from time to time one or more series of Preferred Shares without shareholder approval. The Board of Trustees may determine the relative rights, preferences and privileges of each series of Preferred Shares so issued. Because the Board of Trustees has the power to establish the preferences and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. The Preferred Shares will, when issued, be fully paid and nonassessable.

     The Company currently has outstanding 6,120,000 Series A Preferred Shares (liquidation preference $25.00 per share), 5,000,000 depositary shares representing a 1/10 fractional interest in 500,000 Series B Preferred Shares (liquidation preference $250.00 per share, equivalent to $25.00 per depositary share), 4,600,000 depositary shares representing a 1/10 fractional interest in 460,000 Series C Preferred Shares (liquidation preference $250.00 per share, equivalent to $25.00 per depositary share), 7,000,000 depositary shares representing a 1/10 fractional interest in 700,000 Series D Preferred Shares (liquidation preference $250.00 per share, equivalent to $25.00 per depositary share), 3,998,500 Series E Preferred Shares (liquidation preference $25.00 per share), 2,300,000 Series F Preferred Shares (liquidation preference $25.00 per share) and 12,650,000 depositary shares representing a 1/10 fractional interest in 1,265,000 Series G Preferred Shares (liquidation preference $250.00 per share, equivalent to $25.00 per depositary share) that are listed on the New York Stock Exchange under the symbols "EQR-PrA," "EQR-PrB," "EQR-PrC," "EQR-PrD," "EQR-PrE," "EQR-PrF," and "EQR-PrG,"respectively. Distributions on the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares are cumulative from the date of original issue and payable quarterly on or about the fifteenth day of January, April, July and October of each year, at the rate of 9 3/8%, 9 1/8%, 9 1/8%, 8.60% , 9.65% and 7 1/4%, respectively, of the liquidation preference per annum of such shares. Distributions on the Series E Preferred Shares are cumulative from the date of original issue and payable quarterly on the first day of January, April, July and October of each year, at the rate of 7.0% of the liquidation preference per annum of such shares.

     The Series A Preferred Shares are not redeemable prior to June 1, 2000. On or after June 1, 2000, the Series A Preferred Shares may be redeemed for cash at the option of the Company in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid distributions, if any, thereon. The Series B Preferred Shares are not redeemable prior to October 15, 2005. On or after October 15, 2005, the Series B Preferred Shares may be redeemed for cash at the option of the Company in whole or in part, at a redemption price of $250.00 per share (equivalent to $25.00 per depositary share), plus accrued and unpaid distributions, if any, thereon. The Series C Preferred Shares are not redeemable prior to September 9, 2006. On or after September 9, 2006, the Series C Preferred Shares may be redeemed for a cash at the option of the Company in whole or in part, at a redemption price of $250.00 per share (equivalent to $25.00 per depositary share), plus accrued and unpaid distributions, if any, thereon. The Series D Preferred Shares are not redeemable prior to July 15, 2007. On or after July 15, 2007, the Series D Preferred Shares may be redeemed for cash at the option of the Company in whole or in part, at a redemption price of $250.00 per share (equivalent to $25.00 per depositary share), plus accumulated unpaid distributions, if any, thereon. Each Series E Preferred Share is convertible at the option of the holder thereof at any time into Common Shares of the Company, at a conversion price of $44.93 per Common Share (equivalent to a conversion rate of approximately .5564 Common Share for each Series E Preferred Share), subject to adjustments under certain conditions. The Series E Preferred Shares are not redeemable prior to November 1, 1998. On or after November 1, 1998, the Series E Preferred Shares may be redeemed for cash at the option of the Company in whole or in part, initially at $25.875 per share and thereafter at prices declining to $25.00 per share on and after November 1, 2003, plus in each case accrued and unpaid distributions, if any, to the redemption date. The Series F Preferred Shares are not redeemable prior to August 24, 2000. On or after August 24, 2000, the Series F Preferred Shares may be redeemed for cash at the option of the Company in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid distributions, if any, thereon. Depositary shares representing the Series G Preferred Shares are convertible at any time at the option of the holders into Common Shares at a conversion price of $58.58 per Common Share (equivalent to a conversion rate of .4268 Common Share for each depositary share), subject to adjustment in certain circumstances. The depositary shares representing the Series G Preferred Shares are not redeemable prior to September 15, 2002. On and after September 15, 2002, the Series G Preferred Shares may be redeemed at the option of the Company, initially at $25.90625 per depositary share and thereafter at prices declining to $25.00 per depositary share on or after September 15, 2007. With the exception of the Series G Preferred Shares, the redemption price of such Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other shares of beneficial interest of the Company which may include other series of Preferred Shares. The Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption and, with the exception of the Series E Preferred Shares and the Series G Preferred Shares, are not convertible into any other securities of the Company. However, the Company may redeem Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares or the Series G Preferred Shares in certain circumstances relating to maintenance of its status as a REIT for federal income tax purposes. See "-Redemption" and "-Restrictions on Transfer" below. The other terms of the Preferred Shares are described generally below.

     The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms thereof, including, without limitation:

     (1)  The title and stated value of such Preferred Shares;

     (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

     (3) The distribution rate(s), period(s) and /or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

     (4) The date from which distributions on such Preferred Shares shall accumulate, if applicable;

     (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

     (6)  The provision for a sinking fund, if any, for such Preferred Shares;

     (7)  The provision for redemption, if applicable, of such Preferred Shares;

     (8)  Any listing of such Preferred Shares on any securities exchange;

     (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

     (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

     (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

     (12) A discussion of all material federal income tax considerations, if any, applicable to such Preferred Shares that are not discussed in this Prospectus;

     (13) The relative ranking and preferences of such Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

     Rank. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The term "equity securities" does not include convertible debt securities.

     Distributions. Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash distributions (or distributions in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

     Distributions on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a distribution payable on a distribution payment date on any series of the Preferred Shares for which distributions are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are declared payable on any future distribution payment date.

     Unless otherwise specified in the Prospectus Supplement, if any Preferred Shares of any series are outstanding, no full distributions shall be declared or paid or set apart for payment on any shares of beneficial interest of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past distribution periods and the then current distribution period or (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to distributions with the Preferred Shares of such series, all distributions declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to distributions with such Preferred Shares shall be declared pro rata so that the amount of distributions declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued distributions per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, for the then current distribution period, no distributions (other than in Common Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to distributions and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, nor shall any Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation).

     If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Preferred Shares for the year and the denominator of which shall be the Total Dividends.

     Redemption. If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Shares do not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all outstanding shares of any series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distributions periods and the then current distribution period, and
(ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to assist in maintaining the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number and series of Preferred Shares to be redeemed; (iii) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (iv) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (v) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

     Voting Rights. Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Whenever distributions on any Preferred Shares shall be in arrears for six or more quarterly periods, the holders of such Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Shares has a cumulative distribution, all distributions accumulated on such series of Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares do not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two Trustees.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of Preferred Shares with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or the Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

     Registrar and Transfer Agent. The registrar and transfer agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

COMMON SHARES

     All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of the Company's Declaration of Trust regarding excess shares (as defined herein), holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays regular quarterly distributions.

     Subject to the provisions of the Company's Declaration of Trust regarding excess shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any Trustees.

     Holders of Common Shares have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Company's Declaration of Trust regarding excess shares, Common Shares have equal distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by the Maryland REIT law, appraisal rights.

     Pursuant to the Maryland REIT law, a REIT generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. The Company's Declaration of Trust provides that a dissolution or merger, and amendments to the Declaration of Trust in connection with such transactions, may be approved by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. A declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

     The registrar and transfer agent for the Common Shares is Boston EquiServe Limited Partnership, an affiliate of BankBoston, N.A.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

     Because the Board of Trustees believes it is desirable for the Company to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit. The Declaration of Trust prohibits ownership, directly or by virtue of the attribution rules of the Code, by any single shareholder of more than 5% of the issued and outstanding Common Shares and generally will prohibit ownership, directly or by virtue of the attributions provisions of the Code, by any single shareholder of more than 5% of the issued and outstanding shares of any class or series of the Company's Preferred Shares (collectively, the "Ownership Limit"). Certain beneficial owners of the Zell Holders (i.e., beneficiaries of trusts established for the benefit of Mr. Zell and his family and the family of Mr. Robert Lurie, a deceased partner of Mr. Zell) and EPMC, together with the Starwood Original Owners and Mr. Goldberg (through their potential ownership of Common Shares) together constitute five individuals for purposes of this test and, under the Service's rules applicable to determining percentages of ownership, are deemed to own approximately 4.9% of the value of the outstanding shares of beneficial interest of the Company. The ownership attribution rules under the Code are complex and may cause Common Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 5% of the Common Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Common Shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 5% of the outstanding Common Shares and thus subject such Common Shares to the Ownership Limit. The Board of Trustees may in its reasonable discretion grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if it is satisfied, based upon the advice of counsel or a ruling from the Service, that such ownership will not cause a person who is an individual to be treated as owning Common Shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and will not otherwise jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Trustees may require undertakings or representations from the applicant with respect to preserving the REIT status of the Company. Under certain circumstances, the Board of Trustees may, in its sole and absolute discretion, grant an exemption for individuals to acquire Preferred Shares in excess of the Ownership Limit, provided that certain conditions are met and any representations and undertakings that may be required by the Board of Trustees are made. The Company's Declaration of Trust also exempts from the Ownership Limit certain of the beneficial owners of the Original Owners and EPMC, who would exceed the Ownership Limit as a result of the exchange of the OP Units for Common Shares, which OP Units were received by them at the time of the formation of EQR. These persons may also acquire additional shares of beneficial interest through the Company's Option and Award Plan, but in no event will such persons be entitled to acquire additional shares such that the five largest beneficial owners of the Company's shares of beneficial interest hold more than 50% in number or value of the total outstanding shares of beneficial interest.

     The Board of Trustees of the Company will have the authority to increase the Ownership Limit from time to time, but will not have the authority to do so to the extent that after a giving effect to such increase, five beneficial owners of Common Shares could beneficially own in the aggregate more than 49.5% of the outstanding Common Shares.

     The Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of the Company if such transfer would result in shares of beneficial interest of the Company being owned by fewer than 100 persons.

     Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of the Company that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT.

     If any purported transfer of shares of beneficial interest of the Company or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in the Declaration of Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "excess shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such excess shares. Any such excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day

(as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the excess shares will be void.

     In addition, shares of beneficial interest of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the trustee has sold the shares of beneficial interest held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5% as provided in the rules and regulations promulgated under the Code) of the lesser of the number or value of the outstanding shares of beneficial interest of the Company must give a written notice to the Company by January 31 of each year. In addition, each shareholder will, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Share Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including distribution, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Share Depositary, the Company will cause the Preferred Share Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary of the form thereof filed as an exhibit to the Registration Statement of which this Prospectus is a part is qualified in its entirety by reference thereto.

DISTRIBUTIONS

     The Preferred Share Depositary will distribute all cash distributions received in respect of the Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary.

     In the event of a distribution other than in cash, the Preferred Share Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary, unless the Preferred Share Depositary determines that it is not feasible to make such distribution, in which case the Preferred Share Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Shares converted into excess shares.

WITHDRAWAL OF SHARES

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Share Depositary (unless the related Depositary Shares have previously been called for redemption or converted into excess shares), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of the Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Share Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems Preferred Shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Share Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Shares. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any excess shares.

     From and after the date fixed for redemption, all distributions in respect of the Preferred Shares so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Share Depositary.

VOTING OF THE PREFERRED SHARES

     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Share Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Share Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Share Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Share Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Share Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

     The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Share Depositary with written instructions to the Preferred Share Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares (including excess shares) of the Company or other shares of beneficial interest, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Shares will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Share Depositary if (i) such termination is necessary to assist in maintaining the Company's status as a REIT or (ii) a majority of each series of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Share Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Share Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to assist in maintaining the Company's status as a REIT, then, if the Depositary Shares are listed on a national securities exchange, the Company will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each share of the related Preferred Shares shall have been converted into shares of beneficial interest of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED SHARE DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Share Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the Preferred Share Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Share Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Share Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Share Depositary. A successor Preferred Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Share Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Share Depositary with respect to the related Preferred Shares.

     Neither the Preferred Share Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Share Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Shares represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Share Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Share Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Share Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

     The following table sets forth the Company's ratios of earnings to combined fixed charges and preferred share distributions for the periods shown.

-------------------------   ----------------------------------------------------------------------------
  For the Nine Months
   Ended September 30,                            For the Years Ended December 31,
-------------------------   ----------------------------------------------------------------------------

   1997         1996            1996            1995            1994           1993               1992
  ------       ------          ------          ------          ------         ------             ------
   1.69         1.58            1.59            1.54            2.18           1.25                .91

     Ratio of earnings to combined fixed charges and preferred share distributions represents the ratio of income before gain on disposition of properties, extraordinary items and allocation to minority interests plus fixed charges (principally interest expense incurred) to fixed charges and preferred share distributions.

     The reorganization and recapitalization of the Company effected in connection with the EQR IPO in 1993 permitted the Company to significantly deleverage the Properties resulting in an improved ratio of earnings to combined fixed charges and preferred share distributions for periods subsequent to the EQR IPO.

                        FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following discussion summarizes the federal income tax considerations anticipated to be material to a holder of Common Shares. The applicable Prospectus Supplement will contain information about additional federal income tax considerations, if any, relating to Securities other than Common Shares. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER, IN LIGHT OF HIS OR HER SPECIFIC OR UNIQUE CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     The Company elected REIT status commencing with its taxable year ended December 31, 1992. In any taxable year in which the Company qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which it distributes to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. However, the Company will be subject to federal income tax at regular corporate rates upon any of its REIT taxable income or net capital gain which is not distributed to its shareholders. The Company also may be subject to the corporate "alternative minimum tax" on its items of preference. In addition, the Company will be subject to a 4% excise tax if it does not satisfy certain distribution requirements. The Company may also be subject to taxes in certain situations and on certain transactions not presently contemplated.

     If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the Company's failure to qualify as a

REIT would significantly reduce the cash available for distribution by the Company to its shareholders. Unless entitled to relief under the specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

     The Company's qualification and taxation as a REIT depend upon the Company's ability to satisfy on a continuing basis, through actual annual operating and other results, various requirements under the Code, with regard to, among other things, the sources of the Company's gross income, the composition of its assets, the level of its dividends to shareholders, and the diversity of its share ownership. The purpose of these requirements is to allow the tax benefit of REIT status only to companies that primarily own, and primarily derive income from, real estate-related assets and certain other assets which are passive in nature, and that distribute 95% of taxable income (computed without regard to the Company's net capital gain) to shareholders. The Company believes that it has qualified as a REIT for all of its taxable years commencing with its taxable year ended December 31, 1992, and that its current structure and method of operation is such that it will continue to qualify as a REIT.

     Hogan & Hartson L.L.P., special tax counsel to the Company, has provided an opinion to the effect that the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable year ended December 31, 1997, and the Company's current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and factual representations made by the Company and the Operating Partnership (which for the purposes of the Section include both ERP Operating Limited Partnership and Evans Withycombe Residential, L.P.) relating to the organization, prior and expected operation of the Company (including its predecessors EQR and Wellsford), the Operating Partnership, and all of the various partnerships, limited liability companies and corporate entities in which the Company presently has an ownership interest, or in which the Company (including its predecessors EQR and Wellsford) had an ownership interest in the past. Hogan & Hartson L.L.P. will not review the Company's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of the Company, the Operating Partnership, and the subsidiary entities, the sources of their gross income, the composition of their assets, the level of the Company's dividends to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     General. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders, with respect to their Common Shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for shareholders that are corporations. For purposes of determining whether distributions on the Common Shares are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Preferred Shares of the Company and second to the Common Shares. There can be no assurance, however, that the Company will have sufficient earnings and profits to cover distributions on the Preferred Shares.

     Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable domestic shareholders, who are individuals, estates or trusts, as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a domestic shareholder has held his Common Shares.

     On November 10, 1997, the Service issued IRS Notice 97-64, which provides generally that the Company may classify portions of its designated capital gains dividend as (i) a 20% rate gain distribution (which would be taxable to taxable domestic shareholders who are individuals, estates or trusts at a maximum rate of 20%), (ii) an unrecaptured Section 1250 gain distribution (which would be taxable to taxable domestic shareholders who are individuals, estates or trusts at a maximum rate of 25%), or (iii) a 28% rate gain distribution (which would be taxable to taxable domestic shareholders who are individuals, estates or trusts at a maximum rate of 28%). (If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution.) Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

     Distributions that are properly designated by the Company as capital gain dividends will be taxable to taxable corporate domestic shareholders as long-term capital gain (to the extent that capital gains dividends do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which such corporate domestic shareholder has held his Common Shares. Such corporate domestic shareholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of Common Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Common Shares for the year and the denominator of which shall be the Total Dividends. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Common Shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the Common Shares are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, upon any sale or other disposition of Common Shares, a shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such Common Shares for tax purposes. Such gain or loss will be capital gain or loss if the Common Shares have been held as a capital asset. In the case of a shareholder that is a corporation, such capital gain or loss will be long-term capital gain or loss if such Common Shares have been held for more than one year. Generally, in the case of a taxable domestic shareholder who is an individual or an estate or trust, such capital gain or loss will be taxed (i) at a maximum rate of 20% if such Common Shares have been held for more than 18 months; (ii) at a maximum rate of 28% if such Common Shares have been held for more than one year but not more than 18 months; and
(iii) for dispositions occurring after December 31, 2000, at a maximum rate of 18% if the Common Shares have been held for more than five years.
The Taxpayer Relief Act of 1997 (the "1997 Act") allows the Service to issue regulations relating to the manner in which the 1997 Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," which include REITs such as the Company, and to sales of interests in "pass-through entities." To date, the Service has not issued such regulations (but see discussion of Notice 97-64 above), but if issued, such regulations could affect the taxation of gain and loss realized on the disposition of Common Shares. Shareholders are urged to consult with their own tax advisors with respect to the new rules contained in the 1997 Act. In general, any loss recognized by a shareholder upon the sale or other disposition of Common Shares that have been held for six months or less (after applying certain holding period rules) will be treated as long-term capital loss, to the extent of distributions received by such shareholder from the Company which were required to be treated as long-term capital gains. For shareholders who are individuals, trusts and estates, the long-term capital loss will be apportioned among the applicable long-term capital gain groups to the extent that distributions received by such shareholder were previously so treated.

     The Company may elect to require holders of Common Shares to include the Company's undistributed net capital gains in their income. If the Company makes such an election, holders of Common Shares will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of Common Shares will increase the basis in its Common Shares by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately.

     Additional Tax Consequences for Holders of Preferred Shares and Depositary Shares. If the Company offers one or more series of Preferred Shares or Depositary Shares, then there may be additional tax consequences for the holders of such Preferred Shares or Depositary Shares. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the distribution that they receive from such a REIT as UBTI. The Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN SHAREHOLDERS

     The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of Common Shares applicable to Non-U.S. Holders of such Common Shares. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only.

     Distributions From the Company. 1. Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company or of the Operating Partnership and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Common Shares. In cases where the dividend income from a Non-U.S. Holder's investment in Common Shares is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

     2. Non-Dividend Distributions. Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Holder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's Common Shares, they will give rise to gain from the sale or exchange of its Common Shares, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Holder may seek a refund of such amounts from the Service if it was subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Holder's United States tax liability, if any, with respect to the distribution.

     3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the Properties beneficially owned by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption. That amount is creditable against the Non-U.S. Holder's U.S. federal income tax liability.

     Although the law is not entirely clear on the matter, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of shares would be treated with respect to Non-U.S. Holders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Holders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States federal income tax liability).

     Dispositions of Common Shares. Unless Common Shares constitute a USRPI, a sale of Common Shares by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The Common Shares will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its Common Shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it has been and anticipates that it will continue to be a domestically controlled REIT, and therefore that the sale of Common Shares will not be subject to taxation under FIRPTA. Because the Common Shares will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT. If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of shares of beneficial interest of the Company generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) such shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Holder does not hold more than 5% of the value of the series and class of the Company's outstanding shares being sold, at all times during a specified testing period.

     If gain on the sale of Common Shares were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of Common Shares could be required to withhold 10% of the purchase price and remit such amount to the Service. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in Common Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

OTHER TAX CONSIDERATIONS

     Recent Legislation. In addition to the provisions discussed above, the 1997 Act contains a number of technical provisions that either (i) reduce the risk that the Company will inadvertently cease to qualify as a REIT or (ii) provide additional flexibility with which the Company can meet the REIT qualification requirements. These provisions are effective for the Company's taxable years commencing on or after January 1, 1998.

     The Management Corps. A portion of the cash to be used by the Operating Partnership to fund distributions to its partners, including the Company, is expected to come from Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, Equity Residential Properties Management Corp. III, Wellsford Holly Management, Inc. and Evans Withycombe Management, Inc. (collectively, the "Management Corps.") through payments of dividends on the non-voting stock of the Management Corps. held by the Operating Partnership. The Management Corps., among other things, own interests in the Management Partnerships. The Management Corps. pay federal and state income tax at the full applicable corporate rates. The Management Corps. will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that the Management Corps. are required to pay federal, state or local taxes, the cash available for distribution by the Company to shareholders will be reduced accordingly.

     State and Local Taxes. The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the shares of beneficial interest of the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     The Company may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices for cash or assets in transactions that do not constitute a business combination within the meaning of Rule 145 promulgated under the Securities Act. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

                                     EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A, at December 31, 1996 and for the year ended December 31, 1996; the consolidated financial statements of EWR and its subsidiaries appearing in the Current Report of the Company on Form 8-K, dated September 10, 1997; the consolidated financial statements of Wellsford and its subsidiaries incorporated by reference in the Company's Joint Proxy Statement/Prospectus dated April 25, 1997; and the Statements of Revenue and Certain Expenses of certain properties acquired or expected to be acquired in 1996 or 1997, appearing in the Current Reports of the Company on Forms 8-K or 8-K/A dated May 23, 1996, November 15, 1996, May 20, 1997, August 15, 1997, September 17, 1997
and October 9, 1997; have all been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company and its subsidiaries appearing in the Company's Annual Report (on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A) and incorporated by reference in the Company's Joint Proxy Statements/Prospectuses dated November 24, 1997 and April 25, 1997, at December 31, 1995 and for the years ended December 31, 1995 and 1994 incorporated herein by reference have been audited by Grant Thornton LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in this Registration Statement in reliance upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon for the Company by Rosenberg & Liebentritt, P.C., Chicago, Illinois. Rosenberg & Liebentritt, P.C. will rely on Hogan & Hartson L.L.P., Washington, D.C., as to certain matters of Maryland law. Certain federal income tax matters described under "Federal Income Tax Considerations" will be passed on for the Company by Hogan & Hartson L.L.P. With respect to any underwritten offering of Securities, certain legal matters will be passed upon for the underwriters by Hogan & Hartson L.L.P. Hogan & Hartson L.L.P. from time to time provides services to the Company and other entities controlled by Mr. Zell.

     Sheli Z. Rosenberg, of counsel to Rosenberg & Liebentritt, P.C., is a trustee of the Company. The Company incurred legal fees to Rosenberg & Liebentritt, P.C. of approximately $1.4 million in 1997. Attorneys of Rosenberg & Liebentritt, P.C. beneficially own less than 1% of the outstanding Common Shares, either directly or upon the exercise of options.

================================================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              ---------------------

                                TABLE OF CONTENTS

                                   PROSPECTUS

                                                    Page
                                                    ----

Special Note Regarding Forward-
  Looking Statements..............................   2
Available Information.............................   2
Incorporation of Certain Documents
   by Reference...................................   2
The Company ......................................   4
Risk Factors......................................   5
Use of Proceeds...................................   9
Description of Shares of Beneficial
  Interest........................................   9
Description of Depositary Shares..................  18
Ratios of Earnings to Combined Fixed
  Charges and Preferred Share Distributions.......  21
Federal Income Tax Considerations.................  21
Plan of Distribution..............................  26
Experts...........................................  27
Legal Matters.....................................  27

================================================================================



================================================================================

                               EQUITY RESIDENTIAL

                                PROPERTIES TRUST



                                 $1,272,377,452

                                PREFERRED SHARES

                                  COMMON SHARES

                                DEPOSITARY SHARES





                                   PROSPECTUS











                                FEBRUARY __, 1998


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

         Registration Fee............................................................................  $ 295,000
         Printing and Duplicating Expenses*..........................................................     75,000
         Legal Fees and Expenses*....................................................................    175,000
         Accounting Fees and Expenses*...............................................................    125,000
         Blue Sky Fees and Expenses*.................................................................     10,000
         Miscellaneous*..............................................................................     30,000
                                                                                                       ---------
         Total   ....................................................................................  $ 710,000
                                                                                                       =========

-------------------------
         * Estimated

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS

         Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Company's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

         The Maryland REIT law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. In accordance with the MGCL, the Company's bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Company's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Company shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Company's bylaws also (x) permit the Company to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of the Company or to any employee or agent of the Company or a predecessor of the Company, (y) provide that any indemnification and payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under
Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit the Company to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

         The Company has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Company indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Company's trustees and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

         The partnership agreements of the Operating Partnership and the Management Partnerships also provide for indemnification of the Company and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Company in its Declaration of Trust, and limit the liability of the Company and its officers and trustees to the Operating Partnership and the Management Partnerships and their respective partners to the same extent that the liability of the officers and trustees of the Company to the Company and its shareholders is limited under the Company's Declaration of Trust.

ITEM 16. EXHIBITS

 1      *                 Form of Standard Underwriting Provisions relating to Underwritten Securities
 4.1    **       -        Second Amended and Restated Declaration of Trust
 4.2    ***      -        Second Amended and Restated Bylaws
 4.3    ****     -        Form of Deposit Agreement
 5               -        Opinion of Rosenberg & Liebentritt, P.C.
 8               -        Opinion of Hogan & Hartson L.L.P. regarding certain tax matters.
12               -        Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Share Distributions
23.1             -        Consent of Grant Thornton LLP
23.2             -        Consent of Ernst & Young LLP
23.3             -        Consent of Rosenberg & Liebentritt, P.C. (included in Exhibit 5)
23.4             -        Consent of Hogan & Hartson L.L.P. (included in Exhibit 8)
24               -        Power of Attorney (filed as part of the signature page to the Registration Statement)

--------------------

* Included as Exhibit 1 to the Company's Registration Statement on Form S-3, File No. 333-27153, and incorporated herein by reference.

** Included as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.

*** Included as Exhibit 99.2 to the Company's Registration Statement on Form S-4, File No. 333-24653, and incorporated herein by reference.

**** Included as Exhibit 4.3 to the Company's Registration Statement on Form S-3, File No. 33-96792, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities (if the total dollar value of Securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 30, 1998.

                                  EQUITY RESIDENTIAL PROPERTIES TRUST

                                  By: /s/ Douglas Crocker II
                                     ------------------------------------------
                                      Douglas Crocker II, President,
                                      Chief Executive Officer and Trustee

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Douglas Crocker II and Sheli Z. Rosenberg, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the Securities under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name                                    Title                                             Date
----                                    -----                                             ----

/s/ Samuel Zell                         Chairman of the Board of Trustees                 January 30, 1998
------------------------------------
Samuel Zell

/s/ Douglas Crocker II                  President, Chief Executive Officer and Trustee    January 30, 1998
------------------------------------
Douglas Crocker II

/s/ David J. Neithercut                 Executive Vice President and Chief Financial      January 30, 1998
------------------------------------    Officer
David J. Neithercut

/s/ Michael J. McHugh                   Executive Vice President, Chief Accounting        January 30, 1998
------------------------------------    Officer and Treasurer
Michael J. McHugh

/s/ Gerald A. Spector                   Trustee                                           January 30, 1998
------------------------------------
Gerald A. Spector

/s/ Stephen O. Evans                    Executive Vice President of Strategic             January 30, 1998
------------------------------------    Investments and Trustee
Stephen O. Evans

/s/ Sheli Z. Rosenberg                  Trustee                                           January 30, 1998
------------------------------------
Sheli Z. Rosenberg

/s/ James D. Harper, Jr.                Trustee                                           January 30, 1998
------------------------------------
James D. Harper, Jr.

/s/ Errol R. Halperin                   Trustee                                           January 30, 1998
------------------------------------
Errol R. Halperin

/s/ John Alexander                      Trustee                                           January 30, 1998
------------------------------------
John Alexander

/s/ Barry S. Sternlicht                 Trustee                                           January 30, 1998
------------------------------------
Barry S. Sternlicht

/s/ B. Joseph White                     Trustee                                           January 30, 1998
------------------------------------
B. Joseph White

/s/ Henry H. Goldberg                   Trustee                                           January 30, 1998
------------------------------------
Henry H. Goldberg

/s/ Jeffrey H. Lynford                  Trustee                                           January 30, 1998
------------------------------------
Jeffrey H. Lynford

                                        Trustee                                           January 30, 1998
------------------------------------
Edward Lowenthal

                                  EXHIBIT INDEX

Exhibit                                    Exhibit
Number                                   Description
-------                                  -----------

 1        *        Form  of   Standard   Underwriting   Provisions   relating   to
                   Underwritten Securities
 4.1      **       Second Amended and Restated Declaration of Trust
 4.2      ***      Second Amended and Restated Bylaws
 4.3      ****     Form of Deposit Agreement
 5                 Opinion of Rosenberg & Liebentritt, P.C.
 8                 Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
12                 Calculation  of Ratios of Earnings to  Combined  Fixed  Charges
                   and Preferred Share Distributions
23.1               Consent of Grant Thornton LLP
23.2               Consent of Ernst & Young LLP
23.3               Consent of Rosenberg & Liebentritt,  P.C.  (included in Exhibit 5)
23.4               Consent of Hogan & Hartson L.L.P. (included in Exhibit 8)
24                 Power of Attorney  (filed as part of the signature  page to the
                   Registration Statement)

--------------------

* Included as Exhibit 1 to the Company's Registration Statement on Form S-3, File No. 333-27153, and incorporated herein by reference.

** Included as Exhibit 3.1 to the Company's Current Report on Form 8-K dated May 30, 1997 and incorporated herein by reference.

*** Included as Exhibit 99.2 to the Company's Registration Statement on Form S-4, File No. 333-24653, and incorporated herein by reference.

**** Included as Exhibit 4.3 to the Company's Registration Statement on Form S-3, File No. 33-96792, and incorporated herein by reference.



                                     II-1